Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Union Acquisition Corp. on Form S-4 Amendment No. 1 (File No. 333-228997) of our report dated April 30, 2018, with respect to our audit of the financial statements of Union Acquisition Corp. as of January 31, 2018 and for the period from November 14, 2017 (inception) through January 31, 2018, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 7, 2019